Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Record First Quarter Net Sales of $8.4 Million;
Also Reports Net Income of $504,000 and Diluted EPS of $0.05

FORT LAUDERDALE, FL., May 15, 2017 --Ocean Bio-Chem, Inc. (NASDAQ: OBCI) announced today its first quarter 2017 financial results.

The Company reported record first quarter 2017 net sales and gross profit. Net sales in the first quarter of 2017 were approximately $8.4 million, compared to approximately $6.8 million for the same period in 2016, an increase of approximately $1.6 million or 24.3%. Gross profit increased to approximately $3.1 million in the first quarter of 2017 from $2.4 million in the same period of 2016, an increase of approximately $753,000 or 31.6%.

Net income for the first quarter of 2017 was approximately $504,000, compared to a net loss of approximately $(541,000) in the first quarter of 2016, an increase of approximately $1.0 million. Diluted earnings per common share during the first quarter of 2017 was $0.05, compared to a diluted loss per common share of $(0.06) for the first quarter of 2016.

(In thousands except per share data)	Quarter Ended
	March 31,
	2017	2016
Net sales	$8,392	$6,750
Pre-tax income (loss)	$740	$(826)
Net income (loss)	$504	$(541)

Earnings (loss) – per common share diluted	$0.05	$(0.06)
Dividends per common share	$0.00	$0.06

Peter Dornau, the Company’s President and CEO commented: “Our operating income in the first quarter of 2017 was approximately $742,000, an increase of approximately $1.6 million from an operating loss of approximately $820,000 during the same period last year.”

Mr. Dornau continued: “Our robust sales growth and improved efficiencies in our manufacturing operations enabled us to achieve a strong increase in our gross margin. For the first quarter of 2017, gross margin increased to 37.4% compared to 35.3% for the first quarter of 2016. Our net sales and gross profit enabled us to achieve significantly increased net income and earnings per share for the first quarter of 2017 as compared to the first quarter of 2016. Our operating results also benefitted from a $942,000 decrease in selling and administrative expenses in the first quarter of 2017 as compared to the first quarter of 2016. This decrease primarily reflects the conclusion, in 2016, of a lawsuit that adversely affected our operating results in the first quarter of 2016. Expenses relating to the lawsuit in the first quarter of 2016 were approximately $1,085,000.”

Mr. Dornau concluded: “Ocean Bio Chem, Inc. is well positioned to benefit from the improving economy, lower unemployment rates and moderate fuel prices. We are cautiously optimistic that our financial performance will continue to benefit from these trends for the balance of 2017.”

Jeff Barocas, Chief Financial Officer of the Company, stated: “The Company’s financial condition remains strong. We ended the first quarter with a cash balance of approximately $3.4 million, and had no borrowings under our revolving line of credit. Our financial position enabled the Company to pay a special dividend of $0.06 per common share on May 11, 2017 to shareholders of record on April 27, 2017. Total dividend payments were $540,531. This was the third time since 2014 that the Company has paid a special dividend to its shareholders."

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star®, Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.nos-guard.com and www.performacide.com

Forward-looking Statements:

Certain statements contained in this press release, including without limitation, the continued benefit of the improving economy, lower unemployment rates and moderate fuel prices on our financial performance for the remainder of 2017. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; unanticipated litigation developments; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based, adverse changes to unemployment rates, fuel prices and the economy in general, and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2016.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280